Exhibit 10.42

MARCHEX, INC.

Separation Agreement and General Release

Peter Christothoulou (referred to as “Executive”) and Marchex, Inc., on behalf of itself and its successors, subsidiaries, affiliates, and related companies (referred to collectively as the “Company” or “Marchex”), enter into this Separation Agreement and General Release (the “Agreement”) effective as of the eighth (8th) day following the date Executive signs this Agreement if not revoked in accordance with the last paragraph hereof (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Executive Employment Agreement, dated April 21, 2016 (the “Amended Employment Agreement”); Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Amended Employment Agreement;

WHEREAS, Executive’s employment with the Company will terminate effective October 31, 2016 (the “Termination Date”) by mutual agreement;

WHEREAS, Executive and the Company desire to define their respective rights and obligations for the future; and

WHEREAS, Executive desires to release any claims or causes of action Executive may have arising from or relating to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.Termination. Executive resigns from his position as Chief Executive Officer, and all other officer positions that he holds with the Company effective on October 3, 2016 (and Executive agrees to sign such additional resignation letters as may be requested by the Company to document such resignations).  Notwithstanding the foregoing, Executive shall remain as an employee through the Termination Date and Executive will be paid his normal base salary through the Termination Date.  Whether or not Executive signs this Agreement, Executive will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Company’s expense reimbursement policies prior to the Termination Date.

2.The Company’s Obligations to Executive.  Provided that Executive executes and does not revoke the Agreement, the Company shall pay to Executive the following:

(a)

a cash payment equal to $285,000 payable on October 3, 2016 and a second cash payment equal to $285,000 payable on April 3, 2017 which such second cash payment is expressly conditioned on compliance with Section 8 contained herein;

(b)

subject to Section 2(e) below and provided that Executive is eligible for and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Company of its share of medical, dental and vision insurance premiums under COBRA for Executive and Executive’s dependents for the twelve (12) month period following the Termination Date or such lesser period as Executive remains eligible under COBRA; provided, that if immediately prior to the termination of Executive’s employment Executive was required to contribute towards the cost of premiums as a condition of receiving such insurance, Executive shall be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to Executive and Executive’s dependents immediately prior to the termination of Executive’s employment in order to receive such continued insurance coverage;

(c)

subject to Section 14, any allowable unreimbursed expenses, any accrued but unused vacation pay as is reflected in the Company’s People Services record owing to Executive as of the Termination Date in the amount of $29,047.71; and

(d)

an additional vesting of 190,187 shares of restricted stock and an additional vesting of 288,877 options which equals an additional one and one half (1.5) years of time-based vesting on any unvested options and unvested shares of restricted stock as of the Termination Date.

(e)

Notwithstanding the provisions of Section 2(b), if the Company determines, in its sole discretion, that the payment of such premium subsidies under COBRA would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such COBRA premium subsidies, the Company, in its sole discretion, may elect to instead pay to you on the first day of each month of the applicable period, a fully taxable cash payment equal to the COBRA premium subsidy that would otherwise be paid for that month, subject to applicable tax withholdings if any, for the remainder of the applicable period. In such case, Executive may, but is not obligated to, use such taxable cash payment toward the cost of COBRA premiums.

3.No Other Compensation Owed. Executive acknowledges and agrees that except for the compensation and benefits provided above and accrued but unpaid amounts as of the Termination Date, no other compensation, payments, wages, salary, bonuses, commissions, benefits, severance, equity, or remuneration of any kind whatsoever are owing to Executive as a result of his separation from the Company.

4.Release of Claims.

(a)In exchange for the promises contained in this Agreement and to the extent permitted by law, Executive hereby waives, releases and forever discharges, and agrees that Executive will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, know or unknown, which Executive asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, claims under the Amended Employment Agreement, Title VII of the Civil Rights Act of 1964, Washington Law Against Discrimination in Employment, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended “ADEA”), Washington Age Discrimination Law, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1974, against the Company and any of its or their current or former, directors, officers, agents, employees, subsidiaries, successors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s relationship with the Company, the termination of such relationship, or the Amended Employment Agreement arising up to the date and time of signing of this Agreement by Executive.

Notwithstanding the foregoing, this release does not terminate Executive’s rights (a) set forth in this Agreement, (b) with respect to his existing equity awards, (c) Executive’s rights to be indemnified by the Company or any of its subsidiaries under any agreement with the Company or any of its subsidiaries, the Company’s certificate of incorporation or bylaws, or under applicable law, or (d) resulting from any breaches of this Agreement.

This release also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights.

(b)In exchange for the promises contained in this Agreement and to the extent permitted by law, the Company hereby waives, releases and forever discharges, and agrees that the Company will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, known or unknown, which the Company asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever against the Executive with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s relationship with the Company, the termination of such relationship, or the Amended Employment Agreement arising up to the date and time of signing of this Agreement by the Company.

Notwithstanding the foregoing, any claim arising from any of the following is excepted from the scope of this release: (i) any felony or crime involving Executive’s service to the Company; (ii) any fraud, embezzlement, or breach of fiduciary duty against the Company; and (iii) any breach of any material provision of the Confidentiality Agreement referred in Section 5 below.

This release also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights.

5.Acknowledgement of Confidentiality Agreement. Executive acknowledges that (a) the Amended Employment Agreement adopted by reference the Confidentiality, Assignment of Inventions and Employment-At-Will Agreement for Consultants and Employees (the “Confidentiality Agreement”), which such Confidentiality Agreement shall survive Executive’s separation from the Company, (b) is bound by the commitments and obligations set forth in the Confidentiality Agreement, and (c) Executive reaffirms such covenants. The Company and the Executive acknowledge that the Confidentiality Agreement shall apply for twelve (12) months from the Termination Date.

6.Return of Property. Executive affirms that on or prior to the Termination Date, Executive will return all of the Company’s, documents, and/or any confidential or proprietary information in Executive’s possession or control, including, without limitation, memoranda, books, papers, letters, in any way relating to the Company’s business and affairs, provided, however, that Executive shall be entitled to keep, and shall not be required to return to the Company, Executive’s Company-provided computers, phones, IT equipment,  and any associated hardware. The Company agrees and acknowledges that during the twelve (12) month period following the Termination Date, the Company shall forward to Executive’s designated personal email account all personal emails of Executive.

7.No Admission of Liability. By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Executive or to any other person arising out of any claims heretofore or hereafter asserted by Executive.

8.Transition Services; Cooperation With the Company.

(a)Executive agrees to provide transition services to the Company from time to time as may be reasonably requested by the Company’s Board of Directors through April 3, 2017, the period in which Executive is receiving payments from the Company pursuant to Section 2(a) hereof (the “Transition Period”), provided that such transition services shall not interfere with Executive’s other business and personal commitments that may arise during such period.  Specifically, during the Transition Period, Executive shall communicate about the Company, its employees and contractors, positively, and shall strictly follow agreed to language, statements or scripts with the Company’s General Counsel with respect to any and all communications, whether written or verbal, with any and all Company employees, clients, customers, vendors, partners, shareholders, contractors and third parties (whether current or prospective) relating to Executive’s separation from the Company or the Company’s business, products, services, practices, conduct and reputation, including coordinating such communications with the Company’s General Counsel and also making such written and verbal communications as the Company may reasonably request.  Executive shall have continued access to his Company email account during the Transition Period.

(b)Executive agrees to assist the Company in any formal or informal legal matters in which Executive is named as a party or has knowledge relevant to the matter. Executive acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which Executive previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities.  Executive agrees not to communicate with any adverse party, any such party’s legal counsel, or others adverse to the Company with respect to any pending or threatened claim, charges or litigation except through legal counsel designated by the Company.  Executive understands that Executive will receive no additional pay for Executive’s assistance beyond that provided in this Agreement.

9.Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, duration, or subject, it shall be construed by limiting and reducing it to the extent necessary to be valid and enforceable under the applicable law as it shall then appear while giving effect, to the greatest degree possible, to the original intent of such provision.

11.Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the complete understanding between Executive and the Company and supersedes the Amended Employment Agreement and Executive’s Retention Agreement as amended to date with the Company any and all other prior agreements (to the extent the terms thereof are inconsistent with this Agreement), promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by Executive and the Company shall be binding unless reduced to writing and signed by authorized representatives of Executive and the Company.

12.Choice of Law/Venue. This Agreement shall be governed by Washington law. If a dispute arises under this Agreement: (a) Executive and the Company both irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located within King County, Washington for resolution of any matter; and (b) the prevailing party in any arbitration or court proceeding shall be entitled to recover its reasonable attorneys’ fees, expenses and costs.

13.Non-disparagement

(a)Executive agrees that Executive nor any member of Executive’s immediate family will make any statements, whether written, oral or otherwise, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, products, services, operations, practices, conduct of the Company or relationships with current and prospective customers, employees or shareholders or any of the other Released Parties.

(b)Company agrees that Company nor any of its officers or directors will make any statement, whether written, oral or otherwise, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation or conduct of the Executive related to the matters released by the Company in Section 4.

14.Section 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (with state laws of similar effect, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

  PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. EXECUTIVE SHOULD CONSULT AN ATTORNEY OF HIS CHOICE ABOUT THIS AGREEMENT BEFORE HE SIGNS THE AGREEMENT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(A)     EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(B)     EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

(C)     EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS AGREEMENT WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD. IF EXECUTIVE WISHES TO REVOKE THIS AGREEMENT, EXECUTIVE MUST DELIVER NOTICE OF EXECUTIVE’S REVOCATION IN WRITING, NO LATER THAN 5:00 P.M. ON THE 7TH DAY FOLLOWING EXECUTIVE’S EXECUTION OF THIS AGREEMENT TO MARCHEX, INC., 520 PIKE STREET, SUITE 2000,

SEATTLE, WA 98101, ATTN: ETHAN CALDWELL, EAC@MARCHEX.COM. EXECUTIVE UNDERSTANDS THAT IF HE REVOKES THIS AGREEMENT, IT WILL BE NULL AND VOID IN ITS ENTIRETY (OTHER THAN SECTION 1), AND HE WILL NOT BE ENTITLED TO ANY PAYMENTS OR BENEFITS PROVIDED IN SECTION 2 OF THIS AGREEMENT.

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 EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

Dated: October 3, 2016 /s/ Peter Christothoulou

Name:Peter Christothoulou

Dated: October 3, 2016Marchex, Inc.

By: /s/ Ethan Caldwell

Name:Ethan Caldwell

Title:CAO & General Counsel